Exhibit 21
                         Subsidiaries

            Name              Jurisdiction of Organization

    Bank of Luxemburg                      Wisconsin
    Area Development Corporation           Wisconsin
    Luxemburg Investment Corporation*      Nevada

       * A wholly-owned subsidiary of Bank of Luxemburg